Exhibit 99.1

Press Release

ATK ANNOUNCES REDEMPTION OF 2.75% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

Minneapolis, September 13, 2010 — Alliant Techsystems Inc. (NYSE: ATK) today announced that it has called for redemption all of its outstanding 2.75% convertible senior subordinated notes due 2024 (the “Notes”) in an aggregate principal amount of $279,763,000 and bearing CUSIP 018804AH9.  The Notes will be redeemed for cash at a price equal to the principal amount of the Notes plus any accrued and unpaid interest, including contingent interest and additional amounts, if any, up to but not including the date of redemption.  The redemption date for the Notes is October 14, 2010 (the “Redemption Date”).

The conversion rate of the Notes as of the date hereof is 12.5843 shares of ATK common stock for each $1,000 principal amount of Notes.  The Notes may be converted by holders at any time prior to the close of business on Tuesday, October 12, 2010.

This press release does not constitute an offer to purchase the Notes.  The redemption of Notes is made solely by ATK’s redemption notice sent to holders of the Notes.

ATK is a premier aerospace and defense company with more than 18,000 employees in 24 states, Puerto Rico and internationally and revenues in excess of $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and its subsequent quarterly report on Form 10-Q and current reports on Form 8-K filed with the SEC.

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com